Exhibit 99.1

Release:	Immediate	Contact:	Ronda J. Williams
312-706-3232

Michael Nemeroff Joins Oil-Dri’s Board of Directors

CHICAGO – June 6, 2006 – Oil-Dri Corporation of America (NYSE: ODC) announced today that Michael Nemeroff, President of Chicago-based law firm Vedder, Price, Kaufman & Kammholz, P.C. was appointed to its Board of Directors.

“It is with great pleasure that we welcome Michael Nemeroff to our Board of Directors,” said Dan Jaffee, President and CEO.  “I have known and worked with Michael for many years and am sure his legal expertise and extensive business experience will be of great value to Oil-Dri.  He will bring a fresh and invigorating perspective to the Board.”

Mr. Nemeroff received his bachelor’s degree from the State University of New York at Binghamton and earned a J.D. from the National Law Center of George Washington University.

In 1988, Mr. Nemeroff joined the law firm of Vedder, Price, Kaufman and Kammholz, where he has been the Chairman of Finance and Transactions and an equity partner for over 10 years.  Mr. Nemeroff has served on the firm’s Board of Directors since 1998 and is currently on the board’s Executive Committee.

Mr. Nemeroff serves as a legal advisor to the G100, an international organization of leading chief executive officers from Fortune 500 publicly traded corporations, and is a board member for the Chicago Children’s Choir, a non-for-profit organization devoted to musical development in children.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.